Exhibit 10-c

ARVINMERITOR, INC.

2007 LONG-TERM INCENTIVES PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT, is made effective as of July 25, 2008 (the “Date of Grant”), between ArvinMeritor, Inc. an Indiana corporation (“ArvinMeritor” or the “Corporation”) and Charles G. McClure (the “Participant”).

R E C I T A L S:

WHEREAS, ArvinMeritor has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Board of Directors and the Compensation and Management Development Committee of ArvinMeritor have determined that it would be in the best interests of ArvinMeritor and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Definitions. Whenever the following terms are used in this Stock Option Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(A) Grant Date:  July 25, 2008

(B) Exercise Date:  July 25, 2011

(C) Expiration Date:  July 25, 2018

(D) Options: The non-qualified stock options awarded by the Board of Directors of ArvinMeritor to the Participant on July 25, 2008, to which this Stock Option Agreement relates.

(E) Option Shares: The shares of ArvinMeritor Common Stock issuable or transferable on exercise of the Options.

(F) Plan: ArvinMeritor's 2007 Long-Term Incentives Plan, as it may be amended and in effect at the relevant time.

(G) Shares: Shares of ArvinMeritor Common Stock.

(H) SB: Smith Barney, as administrator of ArvinMeritor’s stock option program, or any successor to SB.

2.     Grant of Options

        The Corporation, pursuant to the action of the Board of Directors of the Corporation on the Grant Date, granted to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, 300,000 Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Options (the “Exercise Price”) shall be $12.78, which is the Fair Market Value of the Shares on the Date of Grant. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3.     When Options May be Exercised

         The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, on or after the Exercise Date, provided, that:

(i) if the Participant dies while an Employee of the Corporation (as defined in the Plan), his estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised within (and only within) the period beginning on his date of death (even if he dies before the Exercise Date) and ending three years thereafter (or until the Expiration Date, if earlier);

(ii) in the event of the Partipant’s Disability, he may exercise all the Options not exercised (even if he becomes disabled before the Exercise Date) within the period beginning on the date of his Disability and ending three years thereafter (or until the Expiration Date, if earlier);

(iii) in the event the Participant’s employment by the Corporation terminates other than by death or Disability:

(a) if the Participant’s employment by the Corporation terminates on or after July 25, 2009, by reason his Retirement, the Participant (or if he dies after his Retirement date, his estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period starting on the Exercise Date and ending five years after his Retirement date (or until the Expiration Date, if earlier);

(b) if the Participant’s employment by the Corporation terminates for any reason not specified in subparagraph (i) or (ii) or in clause (a) of this subparagraph (iii), the Participant (or if he dies after his termination date, his estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period ending 90 days after his termination date (or until the Expiration Date, if earlier) but only to the extent they were exercisable on your termination date, unless and except to the extent the Committee (as defined in the Plan) may otherwise determine;

provided, that in no event shall the provisions of the foregoing extend to a date after the Expiration Date;

and provided further, that notwithstanding any other provision of this Stock Option Agreement, if a Change of Control (as defined in the Plan) shall occur, then, all remaining Options shall forthwith become fully exercisable, whether or not otherwise then exercisable, and remain exercisable until the Expiration Date.

4.     Exercise Procedure

            (A) To exercise all or any part of the Options, the Participant (or after his death, his estate or any person who has acquired the Options by bequest or inheritance) must (i) instruct SB with respect to the exercise by means of its website or interactive telephone system; and in the case of an exercise of the Options by any person other than the Participant seeking to exercise the Options, deliver such documents as SB shall require to establish to its satisfaction that the person seeking to exercise the Options is entitled to do so.

           (B) Instructions with respect to exercise of Options, when given pursuant to subsection (A) and received by SB, whether or not full payment of the Exercise Price for the Option Shares has been received by SB, shall constitute a binding contractual obligation by the Participant (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as the Participant continues, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By the Participant’s acceptance of the Options, he agrees (for himself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to SB any balance of the Exercise Price for the Option Shares to be purchased upon the exercise that is required to pay in full the Exercise Price for those Option Shares; and the Participant (for himself and on behalf of any other person who becomes entitled to exercise the Options) authorize ArvinMeritor, and SB on behalf of ArvinMeritor, forthwith to set off against any amounts due or which may become due him (or the person entitled to exercise the Options) any balance of the Exercise Price for those Option Shares that has not been so paid.

5.     Transferability

        The Options are not transferable by you otherwise than by will or by the laws of descent and distribution. During the Participant’s lifetime, only the Participant is entitled to exercise the Options.

6.     Withholding

        ArvinMeritor, and SB on behalf of ArvinMeritor, shall have the right, in connection with the exercise of the Options in whole or in part, to deduct from any payment to be made by ArvinMeritor, or SB on behalf of ArvinMeritor, under the Plan an amount equal to the taxes required to be withheld by law with respect to such exercise or to require the Participant (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By the Participant’s acceptance of the Options, he agrees (for himself and on behalf of any other person who becomes entitled to exercise the Options) that if ArvinMeritor elects to require the Participant (or such other person) to remit an amount sufficient to pay such withholding taxes, the Participant (or such other person) must remit that amount within ten business days after the date of the statement for such amount rendered by ArvinMeritor or SB, failing which ArvinMeritor shall have the right, and the Participant (for himself and on behalf of any other person who becomes entitled to exercise the Options) authorize ArvinMeritor forthwith, to set off against salary payments or other amounts due or which may become due the Participant (or the other person entitled to exercise the Options) any such amount.

7.    References

       All references in this Stock Option Agreement to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of this Stock Option Agreement unless otherwise specifically provided.

8.     Applicable Laws and Regulations; Conflicts with the Plan

        This Stock Option Agreement and ArvinMeritor's obligation to issue Option Shares hereunder are subject to the terms and conditions of the Plan and applicable laws and regulations. In the event of a conflict between the terms of this Stock Option Agreement and the terms of the Plan, the terms of the Plan shall govern.

9.     No Acquired Rights

The Participant acknowledges, agrees and consents that: (a) the Plan is discretionary and the Corporation may amend, cancel or terminate the Plan at any time; (b) the grant of the Options is a one-time benefit offered to the Participant and does not create any contractual or other right for the Participant to receive any future grants or benefits under the Plan in the future; (c) future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) the Participant’s participation in the Plan is voluntary.

10.     Applicable Law

         This agreement and the Corporation’s obligation to deliver Option Shares hereunder shall be governed by and construed and enforced in accordance with the laws of Indiana and the Federal law of the United States.

ARVINMERITOR, INC.

                                                                          By:/s/Richard Greb
                                                                                     Richard D. Greb
                                                                                     Vice President,

                                                                               Compensation and Benefits

Agreed to Effective As of July 25, 2008 and Executed as of the Date Set forth Below:

/s/ Charles G. McClure

Date Executed: July 30, 2008